Exhibit 2.2
(English Translation)
RULES OF EMPLOYEES’ SHAREHOLDING ASSOCIATION
OF INTERNET INITIATIVE JAPAN GROUP
(Name and Nature of the Association)

Article 1.	This association shall be called the “Employees’ Shareholding Association of Internet Initiative Japan Group (hereinafter called the “Association”)”.
2	The Association shall be organized as a “kumiai (partnership)” under Article 667, Paragraph 1 of the Civil Code of Japan. Investments in the Association shall consist of contributions under Article 5, Paragraph 2 and 3 (including Article 12), incentives under Article 7, and dividends and interim dividends under Article 11.
(Objectives)

Article 2.	The objectives of the Association are to facilitate the acquisition of the Shares of Internet Initiative Japan Inc. (hereinafter called the “Shares”) by contributions mentioned in the preceding Article, Paragraph 2 by the employees of Internet Initiative Japan Inc., IIJ Technology Inc., IIJ Financial Systems Inc., Net Care, Inc., Net Chart Japan Inc. and hi-ho Inc. (hereinafter called collectively the “Company”) and to assist their asset formation.
(Qualification of the Members)

Article 3.	The membership shall be limited to the employees of the Company.
(Enrollment)

Article 4.	Employees of the Company desiring to become members may enter the Association by applying to the Chairman between July 1 and July 7or between January 1 and January 7 of each year, and shall become members from July or January of that year, respectively.
(Contributions)

Article 5.	One unit of contribution shall be JPY 1,000.
2	As investments in the Association, the members shall make contributions of a fixed number of units, each month within no more than 10% of their monthly salary, and at the time of the bonuses, a sum of units equal to 3 times the monthly contributions.

3	In the following events, the members may make special contributions, as investments in the Association, in addition to those under the preceding Paragraph:
(1)	In the event the members terminate their membership;

(2)	In the event the members make special contributions in addition to regular contributions;

(3)	Purchase of Shares in a capital increase by the issuance at the market price or by the sale of the shares;

(4)	Subscription of new Shares in a capital increase by the allotment of Shares to the shareholders;

(5)	Subscription of new Shares in a capital increase by the allotment of Shares to the third party.
4	The special contributions under the preceding Paragraph shall, in principle, be limited to the amount necessary to purchase one unit of the Shares per each member who make special contributions. The special contributions under the preceding Paragraph, Items (2) and (3) shall be limited to the amount of JPY 1,000,000 per each member. However, in case of that one unit price of the Share exceeds more than JPY 1,000,000, it is allowed for the members to make a contributions up to the amount necessary to purchase one unit of the Shares.
(Suspension and Change of Contribution)

Article 6.	A member who cannot continue contributions for unavoidable reasons can suspend contributions by filing an application with the Chairman and obtaining the approval from him.
2	In case the event which causes the suspension has finished, the member may file a it with the Chairman.

3	Any member who desires to change the number of units of contribution shall file an application to request it with the Chairman by 7 each month, and shall make a contribution in the number of units changed from month.
(Incentives)

Article 7.	Based on the Agreement between the Association and the Company, the members shall be contributed as investments to the Association.
(1)	The amount of the contribution mentioned in Article 5, Paragraph 2 multiplied by the ration mentioned in the subsidiary rules.

(2)	The amount of the commission for carrying out office work (including the consumption tax).

2	Notwithstanding the preceding Paragraph, incentives shall not be paid for the special contributions mentioned in Article 5, Paragraph 3 (including Article 12).
(Purchase of Shares)

Article 8.	The Association shall purchase the Shares at the securities market at the market price (including entrustment charges and consumption tax), in principle, on the 25th of each month for regular contributions, and two days after the date of the bonuses for special contributions, for the aggregated amount of the contributions mentioned in Article 5, Paragraph 2, and Article 5, Paragraph 3, Item (3) and (4), and the Incentives mentioned in the preceding Article, Paragraph 1, Item (1) (hereinafter called the “Shares Purchase Funds”).
2	The part of the Shares Purchase Funds which is less than the purchase price of the unit of the shares (hereinafter called the “Remaining Fund”) shall be carried to the time of next payment.
(Entrustment to the Chairman)

Article 9.	The members shall entrust the management of the Shares purchased pursuant to the preceding Article and Article 11, the Shares obtained under Article 12, and the Shares incorporated into Shares held by the Association under Article 18, with the Chairman and the Chairman shall accept such entrustment.
(Treatment for the Split of the Shares)

Article 10.	In case the numbers of the entrusted Shares (hereinafter called the “Entrusted Shares”) under the preceding Article will be increased by the split of the shares, the Shares increased by the split shall automatically belong to the entrusted assets.
(Reinvestment of the Dividends))

Article 11.	The members shall contribute dividends for the Entrusted Shares to this Association as investments and shall use such contributions for the purchase of the Shares according to Article 8.
(Payment for the Increase of Capital)

Article 12.	In case of the allotment of pre-emptive right to the Entrusted Shares, the Association shall, if the members so desire, receive such allotment according to the ratio of the numbers of Shares recorded on the date of the allotment. The payment for the Shares be as follows:
(1)	The member shall make a special contribution to the Association equal to the amount of the payment for the Shares.

(2)	The Chairman shall pay for the New Shares by the aggregated amount of the special contributions mentioned in the preceding Item.
(Calculation of Holding Ratio)

Article 13.	The Association shall record the numbers of the Entrusted Shares calculated by the following calculation method in the Registry of Shares as the holdings of each member.
(1)	For the Shares purchased pursuant to Article 8, the number of the Shares corresponding to the Share Purchase Funds (including carry-over from previous month) of each member.

(2)	For the Shares increased pursuant to Article 10, the number of the Shares corresponding to the recorded holding ratio of each member of the standard date.

(3)	For the Shares purchased pursuant to Article 11, the number of the Shares corresponding to the amount equivalent to tax-deducted dividends (including remaining cash) which each member grants.

(4)	For the Shares obtained pursuant to Article 12, the number of Shares corresponding to the special contributions of each year.
2	The Remaining Fund provided in Article 8, Paragraph 2 shall be recorded at the registry of the Shares as the residual belonging to each member in proportion to the amount of the Share Purchase Fund of each member prior to the purchase of the Shares.
(Assignment and Pledge of Rights)

Article 14.	The members shall not assign nor establish any security on the rights of the member’s recorded Shares. However, in case the members apply to the designated loan facilities (hereinafter called the “Designated Loan”) for the members that the Association make an agreement with financial institutions, with a permission of the Chairman, it is allowed for him to assign or establish securities on the rights of his recorded Shares.

(Registry of Shares)

Article 15.	The Association, in accordance with Article 13, shall keep the Registry of Shares on the Shares and rights of the member’s recorded Shares.
(Notice of the Detail of the Balance)

Article 16.	The Association shall notify each member of the details of the balance twice every year.
2	The member may inquire of his balance at any time he deems that it is necessary.
(Withdrawal of Part of Holdings)

Article 17.	The member may withdraw a part of his holdings by a unit of the Shares. Provided that the member has loan obligations from the Designated Loan in accordance with Article 14, it is not allowed for him to withdraw a part of his holdings without permission of the Chairman and the creditor of the loan,
2	The member shall take necessary action to register the Shares when he withdraws it. Provided in case that the member moves to foreign countries, or makes payment to loan obligation under the preceding Paragraph of this Article, it is allowed for him to sell the Shares at the security market at the market price through the Association every month on the date of the purchase of the Shares.

3	The numbers of the Shares withdrawn under Paragraph 1 shall be deducted from the number of Shares of the members in the Registry.
(Retirement of Members)

Article 18.	The members may terminate their membership at any time by reporting to the Chairman. Provided that, as a general principle, once an employee has terminated his membership, except the case that he has rational reasons, such employee shall not be entitled to enroll again as a member.
2	If a member is no longer the employee of the Company, his membership shall automatically be terminated. However, in case that the employee transfers his domicile from an IIJ Group company to other IIJ Group company, based on the agreement between him and both IIJ Group companies, he is entitled to keep his membership by his request.

3	Besides the Paragraph (1) and (2) of this Article, provided that the creditor of designated loan makes application to retire the Association on behalf of the member, the Chairman shall approve the application.
(Return of Holding upon Withdrawal from Membership)

Article 19.	When a member retires and withdraws from the Association, the Shares corresponding to the recorded holdings on the date of withdrawal (hereinafter called the “Withdrawal Day”). In case that the member has loan obligation on the Withdrawal Day, the member shall be paid the amount which the remaining loan obligation is deducted.
2	Besides preceding Paragraph, the member the Remaining Fund mentioned in preceding Paragraph, shall be returned to the member, provided, however, that member may choose one of the following option for the portion less than one unit of the Shares:
(1)	Sell the portion at the market price and receive the amount equal to the market price minus the commission fee (including consumption tax) and share transfer tax.

(2)	Purchase several numbers of Shares by special contribution and receive a unit of the Shares.
3	The member shall take necessary action to register the Shares in unit when he retires the Association and withdraws it. Provided that in case of inheritance or moving to foreign countries, it is allowed to sell the Shares in unit at the security market at the market price through the Association.

4	The sale of the collected Shares under the Paragraph 2, Item (1) and Paragraph 3 of this Article shall be done at one time on the purchase date every month.

5	In case a part of the dividends shall not be paid on the Withdrawal Day, it will be disposed of as follow:
(1)	Dividends shall be paid in cash immediately after the Association receives such payment.

(2)	The Shares obtained by Article 8 Paragraph 2 and the Shares increased by Article 10 shall be immediately returned to the members according to Paragraph 1 and Paragraph 2, Item (1) of this Article after the Association receives the New Shares.
6	The member who has obtained the allotment of the pre-emptive rights according to Article 12 shall make a special contribution to this Association prior to the date of the special contribution and prior to the withdrawal of this Association. In this case, this Association shall return the share certificates to the member according to Paragraph 1 and Paragraph 2, Item (1) of this Article immediately after the Association receives them.
7	A member who withdraws from the Association may not request for the payment of the fractions of Shares accrued by the calculations based on Article 13 on the Withdrawal Day.
(Voting Right of Entrusted Shares)

Article 20.	The voting right of the Entrusted Shares shall be exercised by the Chairman, provided, however, that each member may give the Chairman individual instructions for each general meeting of shareholders to exercise the voting rights corresponding to his holding ratio of the Shares.
2	The Chairman shall announce the contents of the notice of convocation for the general meeting of shareholders.
(Election of Officers)

Article 21.	As the officers of the Association, the Association shall have several of directors and auditors.
2	The directors and auditors shall be elected from the members as follows:
(1)	The Board of Directors shall recommend the nominees of the directors for the next term at least one month prior to the expiration of the term and the Chairman shall announce such nominees in writing to the members.

(2)	The members who oppose the nominees under the preceding Item shall notify such objection in writing to the Chairman.

(3)	If the number of the objections to the preceding Item is less than one half of the members after two weeks of the announcement of the notice by Item (1), the nominees will be deemed to be approved and assume the offices contemporaneously with the expiration of the terms of the current officers.

(4)	If the number of objections under Item (2) is more than one half of the members, the Board of Directors shall recommend new nominees and shall take the proceedings mentioned in Item (1) to Item (3).
3	The terms of office of the officers shall expire at the end of July of the following year of the appointment. Provided, however, that an officer whose term has expired shall continue to perform his duty after termination of his term until his successor is elected, in case the proceedings in the preceding Paragraph, Item (4) has not been finished or new officers have not been elected for some reasons. The officers may be reelected.

4	The Chairman shall be elected by directors.

5	The Chairman shall represent the Association and conduct the Association’s business. In the event of any accident to the Chairman, the directors shall replace him in the pre-determined order.
(Board Meeting)

Article 22.	The directors shall constitute the Board of Directors and operate the business of the Association.
2	The Chairman shall convene a Board of Directors’ Meeting whenever necessary.

3	The Board of Directors shall resolve the following matters:
(1)	Matters the Board of Directors should decide according to these Rules and subsidiary rules.

(2)	Any other matters that the Chairman deems that are important for the operation of the Association.
4	The Board of Directors shall make decisions by a majority of directors present at the meeting.
(Auditors)
Article 23.	Auditors shall audit the operation of the directors of the Association.
2	Auditors may at any time request the Chairman to prepare a report on the operation of the Association.

3	Auditors shall be allowed to state their opinion at the Board of Directors’ Meeting.
(Entrustment of the Operation)

Article 24.	The Association shall entrust Nomura Securities Co., with the operation of its business.
(Costs)

Article 25.	The Association shall pay for its operation costs from the contributions and incentives.

(Report of Business)

Article 26.	At the end of March of each year, the Board of Directors shall make a business report relating to the previous year and shall notify it to the members after the approval of the Auditors.
(Location of the Association)

Article 27.	The location of the Association shall be at 1-105, Kanda Jinbo-cho, Chiyoda-ku, Tokyo.
(Amendment of these Rules)

Article 28.	These Rules shall be amended as follows:
(1)	The Board of Directors shall make a draft of the amendment and notify it to the members in writing.

(2)	The members who are opposed to the above amendment shall make an objection to the Chairman in writing.

(3)	The amendment shall be effective, if the objections to the amendment are less than one third of the members after two weeks of the date of public notice which has been made pursuant to Item (1).

(4)	If the objection to the amendment shall be more than one third of the members, the Board of Directors may change the proposal of the amendment and propose it again.
2	The term of office of a company auditor elected to fill a vacancy of his/her predecessor who retired or resigned prior to the expiration of term shall expire at such time as the term of office of his/her predecessor would otherwise expire.
(Details of the Rules)

Article 29.	The details of the Rules for the operation of the Association shall be provided in subsidiary rules stipulated by the Board of Directors.

SUPPLEMENT
Article 1
These Rules shall be become effective on the first day of December 1995.
Article 2
Until the public offering of the Shares, the items herein below shall read as follows:
Article 5, Paragraph 3 — The members may make special contributions in the following events, in addition to those under the preceding Paragraph:
1.	Subscription of new shares in a capital increase by the allotment of shares to shareholders;

2.	Subscription of shares in a capital increase of capital by allotments to third parties or by purchase of shares at the time of the change of shareholders;

3.	Subscription of shares in response to the offering for public subscription.
Article 3
Until the public offering of the Shares, notwithstanding Article 8, Paragraph 1 of the Rules, the Association may purchase the shares at any time. The Board of Directors shall decide the purchase price in this case. Provided, however, that while the purchase price of the shares is regulated by the regulations relating to the public offering, the Board of Directors shall decide the purchase price in accordance with the “Regulations of the Tokyo Stock Exchange in relation to public offerings and public sales prior to the listing of stocks”, and the “Regulations of the Japan Securities Association in relation to increases of capital by allotments to third parties and transfers of shares by interested parties before the listing of stocks”.
Article 4
Until the public offering of the Shares, not withstanding Article 17 of the Rules, the members cannot withdraw the Shares from the Association, and the Association shall pay for them in cash at the price mentioned in Article 3 of this Supplement in case it is unavoidable. However, this is not applied to the persons who are to be appointed on behalf of the Directors and Auditors.
Article 5
Until the public offering of the Shares, notwithstanding Article 20 of the Rules, the Association shall pay back in cash to the members who withdraw from the Association the amount calculated by Article 3 of this Supplement in addition to the money mentioned in Article 4 of this Supplement.
Article 6
Notwithstanding Article 22, Paragraph 2 of the Rules, incorporators of the Association shall appoint the first Director and Auditors.
Article 7
Notwithstanding Article 27 of the Rules, the Board of Directors shall make a first business report covering the time between the incorporation of the Association and March 31, 1996.
Articles 8
In case the members withdraw from the Association before the purchase of the Shares or the acquisition of New Shares mentioned in Article 3 of the Supplement, the Association shall return to the members, Contributions, Incentives, Interests, and Allotments for the withdrawal. However, accrued interest from contributions the members paid in shall not be returned.
Article 9
During the time the Association does not purchase the Shares in accordance with Article 3 of the Supplement, the Association shall manage the Share Purchase Fund by Money Market Fund provided by Nomura Securities Co.